SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

 Name: WISDOMTREE TRUST

 Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                 48 Wall Street, 11th Floor
                 New York, NY 10005

Telephone Number (including area code): 212-918-4968

Name and Address of Agent for Service of Process:

           Jonathan Steinberg
           WisdomTree Trust
           48 Wall Street, 11th Floor
           New York, NY 10005

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                   YES |x|                NO |_|

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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York, State of New York on the 13th day of March, 2006.

                                         WisdomTree Trust

                                         By: /s/ Jonathan Steinberg
                                             ----------------------
                                             Name:  Jonathan Steinberg
                                             Title: President and Trustee

Attest:: /s/ Richard Morris
         ------------------
         Name:  Richard Morris
         Title: Secretary